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                                                                    Exhibit 99.1

Contact:
CORPORATE COMMUNICATIONS                    INVESTOR RELATIONS
Marvin (Mickey) Goldwasser                  David M. Henderson
Open Solutions Inc.                         Open Solutions Inc.
860.652.3153                                860.652.3155
mgoldwasser@opensolutions.com               ir@opensolutions.com


     OPEN SOLUTIONS REPORTS STRONG FOURTH QUARTER AND YEAR-END 2003 RESULTS

Glastonbury, Conn., Feb. 25, 2004 - Open Solutions Inc. (Nasdaq: OPEN), a provider of integrated enabling technologies for financial institutions, today reported financial results for the three months and full year ended December 31, 2003.

Revenue for the fourth quarter 2003 increased 57 percent to $20.5 million, from $13.0 million for the fourth quarter of 2002. Revenues for the full year 2003 increased 44 percent to $63.8 million, from $44.3 million in the prior year.

Pro forma net income (non-GAAP) was $2.9 million, or $0.20 per diluted share, for the fourth quarter 2003, compared to $0.6 million, or $0.06 per diluted share, for the fourth quarter in 2002. Pro forma net income was $4.8 million, or $0.43 per diluted share, for the full year 2003, compared to a net loss of $2.9 million, or $1.18 per diluted share, in the prior year. The pro forma net income excludes the effect of the charges of $3.2 million and $3.4 million for the fourth quarter and the full year 2003, respectively, related to the shares of restricted stock issued to certain employees of the Company as a result of the Company's initial public offering in the fourth quarter of 2003 (see Note 1 to the Consolidated Statement of Operations included below) and the effect of the $31.5 million non-cash charge for the conversion of certain of the Company's preferred stock to common stock in connection with the Company's initial public offering (see Note 2 to the Consolidated Statement of Operations included below). A reconciliation of non-GAAP pro forma results to GAAP results is provided as part of this press release.
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Under GAAP, including both of these charges, the net loss for the fourth quarter of 2003 was $3.94 per diluted share compared to a net income of $0.25 per diluted share for the fourth quarter of 2002. The net loss for the full year
2003 was $7.74 per diluted share compared to a net loss of $1.18 per diluted share in the prior year.

The Company is providing non-GAAP financial measures, as the Company believes that these figures are helpful in allowing individuals to more accurately assess the ongoing financial performance of the business. The Company believes that the non-GAAP disclosure is useful because the effect of the two charges resulting from the Company's initial public offering are not expected to recur in the future and, therefore, are not reflective of the Company's past or future financial performance. The Company uses the presented non-GAAP financial measures internally to focus management on period-to-period changes in the Company's core business. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information.

Open Solutions' Chairman and CEO, Louis Hernandez, Jr. said, "2003 was another year of strong performance for our company. Industry response to our growing suite of market driven technology products, services and innovative client-focused solutions continued to be impressive. We believe that we remain at the early stages of a wholesale shift away from older proprietary `layered on' legacy based system applications to the types of open, flexible, relational technologies that our Company provides. As a result we believe that we are at the beginning phases of a shift in our industry, which should lead to more demand for our solutions. With this in mind, our mission remains to provide the financial services marketplace with the types of focused innovative solutions that can enable financial institutions to compete better, provide superior service and operate more efficiently."

2003 HIGHLIGHTS

      - The Company continued to expand its technology product and service offering through new product launches (including cView - CRM/business intelligence, automated loan decisioning, item processing and premium overdraft) and new releases of its core software, Internet banking, cash management, imaging, financial accounting, asset liability, profitability and loan origination offerings.

      - Completed the acquisition of Liberty FiTECH Systems, Inc., a provider of core data processing software and related services to credit unions.
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      -     Expanded the Company's strategic relationship with BISYS Inc., whereby BISYS became the Company's non-exclusive reseller to provide data processing services to banks and thrifts in the United States using the Company's core processing technology and complementary products through BISYS outsourcing centers. The expanded relationship also provides for certain minimum sales requirements and payment of non-refundable quarterly minimum license fees.

      - Strengthened Open Solutions' senior management team with the appointment of a senior vice president and general manager of the Company's banking group.

      - Completed the Company's initial public offering in the fourth quarter raising proceeds, net of expenses, of approximately $86.4 million.

      - Generated $10.1 million of "net cash provided by operating activities" for the full year 2003.

      - Signed contracts valued at $16.5 million in the fourth quarter of 2003 compared to $13.8 million in the same quarter of the prior year. We define contract value as total revenues to be received over the life of the contract for all elements, including all license, hardware, installation, maintenance and other services

      - Recurring revenue for the fourth quarter 2003 increased to 48 percent of total revenue from 40 percent for the fourth quarter of 2002 and for the full year 2003 increased to 47 percent from 39 percent for 2002. We define recurring revenue as revenue from long-term maintenance and data center hosting contracts and the quarterly minimum payments from BISYS.

      - Internal revenue growth for the fourth quarter 2003 was 34 percent and was 24 percent for the full year 2003. Internal revenue growth percentages are measured as the increase in revenue for the current period less "acquired revenue from acquisitions" divided by revenues from the prior period plus "annualized revenue from acquisitions". The "acquired revenue from acquisitions" for the fourth quarter and full year of 2003 was $2.9 million and $6.9 million, respectively. The "annualized revenue from acquisitions" for the fourth quarter and fully year of 2002 was $0.1 million and $1.5 million, respectively.

2004 BUSINESS OUTLOOK

The following statements are forward looking and actual results may differ materially. Our guidance assumes no change in the calculation of the Company's tax provision, which currently assumes a full valuation allowance against the Company's deferred tax assets. Currently, the Company only records a charge against income for certain state taxes and federal alternative
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minimum taxes. At the time that the valuation allowance is released the Company will report a significant income tax benefit in that period and for subsequent periods will record a tax provision against income at the effective statutory rates, however, the Company does not expect to incur significant tax payments until all anticipated net operating loss carry forwards and research and development tax credits are utilized. This guidance also includes the impact of the recent acquisition of Maxxar Corporation on the Company's operating results for the remainder of the year.

First Quarter 2004

The Company targets revenue to be between $18.7 million and $19.8 million, net income to be between $2.6 million and $2.8 million and earnings per diluted share to be between $0.14 and $0.15.

Full year 2004

The Company targets revenue to be between $84.0 million and $88.0 million, net income to be between $15.2 million and $15.5 million and earnings per diluted share to be between $0.80 and $0.82.

ABOUT OPEN SOLUTIONS INC.

      Open Solutions Inc. offers a fully featured strategic product platform that integrates core data processing applications, built on a single centralized Oracle(R) relational database, with Internet banking, cash management, CRM/business intelligence, financial accounting tools, imaging and loan origination solutions. Open Solutions' full suite of products and services allows banks, thrifts and credit unions to better compete in today's aggressive financial services marketplace, and expand and tap their trusted financial relationships, client affinity, community presence and personalized service.

      For more information about Open Solutions, or its financial product line, contact Mickey Goldwasser by email at mgoldwasser@opensolutions.com, by phone at
860.652.3153 or via fax at 860.652.3156. For Investor Relations issues please contact David Henderson by email at ir@opensolutions.com or by phone at
860.652.3155. Visit Open Solutions' Internet site at www.opensolutions.com.
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      Open Solutions Inc.(R) is a registered trademark of Open Solutions Inc.
All other company and product names may be trademarks of their respective owners. Copyright (C) 2004 Open Solutions Inc. All rights reserved.

SAFE HARBOR STATEMENT

Statements made in this press release that state Open Solutions Inc.'s or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward looking-statements are only as of the date of this press release and Open Solutions Inc. undertakes no obligation to update or revise them. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause Open Solutions Inc.'s actual results to differ materially from those projected in such forward-looking statements. For example, we receive a portion of our revenues from relationships with strategic resellers, and if we lose one or more of these resellers or fail to add new ones it could have a negative impact on our business. Likewise, we have entered and may continue to enter into or seek to enter into business combinations and acquisitions which may be difficult to integrate, disrupt our business, dilute stockholder value or divert management attention. Other factors which could cause our actual results to differ materially from those projected in forward-looking statements include, without limitation, economic, competitive, governmental and technological factors affecting the banking and credit union industry and/or Open Solutions Inc.'s operations, markets, products, services, prices and other factors discussed in the Company's prospectus dated November 25, 2003, filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act of 1933.

                                       ###
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                               OPEN SOLUTIONS INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                   (Unaudited)

                                                                    Three Months Ended            Twelve Months Ended
                                                                       December 31,                   December 31,
                                                                    2003           2002           2003           2002
                                                                  --------       --------       --------       --------
Revenues:
     Software license                                             $  7,465       $  4,286       $ 21,391       $ 13,449
     Service, maintenance and hardware                              13,020          8,756         42,461         30,896
                                                                  --------       --------       --------       --------
          Total revenues                                            20,485         13,042         63,852         44,345

Cost of revenues:
     Software license                                                1,735          1,078          5,341          3,152
     Service, maintenance and other                                  7,032          4,840         23,540         18,430
                                                                  --------       --------       --------       --------
          Total cost of revenues                                     8,767          5,918         28,881         21,582
                                                                  --------       --------       --------       --------
     Gross Profit                                                   11,718          7,124         34,971         22,763

Operating expenses:
     Sales and marketing                                             3,125          2,488         10,729          9,533
     Product development                                             1,833          1,669          6,854          6,223
     General and administrative (includes restricted
                stock charge; see Note 1)                            7,134          2,402         15,888         10,017
                                                                  --------       --------       --------       --------
          Total operating expenses                                  12,092          6,559         33,471         25,773

Income (loss) from operations                                         (374)           565          1,500         (3,010)
     Interest income and other                                         118             34            197            172
     Interest expense                                                  (57)            (9)          (154)           (27)
                                                                  --------       --------       --------       --------
Income (loss) before income taxes                                     (313)           590          1,543         (2,865)
     Income tax benefit (provision)                                    (51)            20           (234)           (32)
                                                                  --------       --------       --------       --------
Net income (loss)                                                 $   (364)      $    610       $  1,309       $ (2,897)
                                                                  --------       --------       --------       --------

Preferred stock accretion charge (See Note 2)                      (31,500)                      (31,500)
                                                                  --------       --------       --------       --------
Net income (loss) attributable to common stockholders             $(31,864)      $    610       $(30,191)      $ (2,897)
                                                                  ========       ========       ========       ========

Net income (loss) per share
     -----Basic                                                   $  (3.94)      $   0.25       $  (7.74)      $  (1.18)
     -----Diluted                                                 $  (3.94)      $   0.06       $  (7.74)      $  (1.18)
Shares used to compute net income (loss) per share
     -----Basic                                                      8,095          2,470          3,903          2,453
     -----Diluted                                                    8,095          9,560          3,903          2,453

RECONCILIATION OF GAAP NET INCOME (LOSS) TO PRO FORMA
NET INCOME (LOSS):

    Net income (loss) attributable to common stockholders         $(31,864)      $    610       $(30,191)      $ (2,897)
    Charge related to restricted stock (Note 1)
        Non-cash charge                                              3,081                         3,276

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
        Cash charge                                                    168                           168
    Preferred stock accretion charge - Non-cash (Note 2)            31,500       $     --         31,500       $     --
                                                                  --------       --------       --------       --------
    Pro forma net income                                          $  2,885       $    610       $  4,753       $ (2,897)
                                                                  ========       ========       ========       ========

Pro forma net income (loss) per common share
     -----Basic                                                   $   0.36       $   0.25       $   1.22       $  (1.18)
     -----Diluted                                                 $   0.20       $   0.06       $   0.43       $  (1.18)
Shares used to compute pro forma net income (loss) per share
     -----Basic                                                      8,095          2,470          3,903          2,453
     -----Diluted                                                   14,141          9,560         11,071          2,453

NOTE 1: In May 2003 the Company issued an aggregate of 680,530 shares of common stock to certain of its employees under the 2000 Stock Incentive Plan. The shares of common stock issued to each employee were subject to stock restriction agreements under which these shares would be forfeited to the Company under certain circumstances. As a result of the Company's initial public offering these shares are no longer subject to the restriction. Prior to the closing of the Company's initial public offering, the Company was recording a quarterly charge to general and administrative expense of approximately $117,000 based on amortization over seven years. This charge was accelerated on the completion of the initial public offering, resulting in a non-cash charge in our statement of operations in the fourth quarter of 2003 of approximately $3.0 million for the unamortized balance of deferred compensation. The Company also recorded employer tax expense of approximately $168,000 related to the restricted stock. The amount used in the pro forma calculation includes the entire compensation expense related to the vesting of the restricted stock and the related employer taxes for the respective periods.

NOTE 2: The conversion formula for certain preferred shares provided for a one-time adjustment of the conversion price for each share in the event of an initial public offering where the initial public offering price was less than $27.03 per share. As a result of this adjustment, holders of these preferred shares received shares of common stock in the Company's initial public offering with an aggregate value of $62.6 million. At the time of the initial public offering, the recorded value of these preferred shares was $31.1 million and as a result, upon the closing of the initial public offering, the Company recorded an accretion charge of $31.5 million in stockholders' equity in the fourth quarter of 2003. Under GAAP, net income is reduced by this non-cash accretion charge to arrive at "Net income attributable to common stockholders" in the earnings per share calculation.
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                               OPEN SOLUTIONS INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (in thousands)
                                   (Unaudited)

                                                                December, 31  December, 31
                                                                    2003          2002
                                                                  --------      --------
ASSETS
Current assets:
     Cash and cash equivalents                                    $ 84,953      $ 11,414
     Accounts receivable, net                                       10,267         7,946
     Deferred costs                                                  1,563         1,220
     Prepaid expenses and other current assets                       2,188           885
                                                                  --------      --------
          Total current assets                                      98,971        21,465

     Fixed assets, net                                               5,500         4,577
     Investments                                                     8,028
     Capitalized software costs, net                                 2,940         3,574
     Other intangible assets, net                                    6,445            --
     Goodwill                                                       11,187         6,223
                                                                  --------      --------
          Total assets                                            $133,071      $ 35,839
                                                                  ========      ========

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK
     AND STOCKHOLDERS' EQUITY
Current Liabilities:
     Long-term debt from related party, current portion           $     --      $    750
     Capital lease obligations, current portion                        395            --
     Accounts payable                                                1,800         2,161
     Accrued expenses                                                8,368         4,818
     Deferred revenue                                               15,354        12,972
                                                                  --------      --------
          Total current liabilities                                 25,917        20,701
                                                                  --------      --------

     Long-term debt from related party, less current portion            --           700
     Capital lease obligations, less current portion                    64            --
     Deferred revenue                                                1,449
     Other long-term liabilities                                       222           119
                                                                  --------      --------
          Total liabilities                                         27,652        21,520

Total redeemable convertible preferred stock
     and stockholders' equity                                      105,419        14,319
                                                                  --------      --------
                                                                  --------      --------
        Total liabilities and stockholders equity                 $133,071      $ 35,839
                                                                  ========      ========